EXHIBITS 5.1 AND 23.3

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

OPINION OF DAVIS POLK & WARDWELL LLP

October 30, 2020

Gatos Silver, Inc.

8400 E. Crescent Parkway, Suite 600
Greenwood Village, CO 80111

Ladies and Gentlemen:

We have acted as counsel for Gatos Silver, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of deferred compensation obligations consisting of 250,000 shares of the Company’s common stock, $0.001 par value per share and $1,000,000 in cash (collectively, the “Deferred Compensation Obligations”), which represent general unsecured obligations to pay deferred compensation in the future in accordance with the Sunshine Silver Mining & Refining Corporation Nonqualified Deferred Compensation Plan for Senior Executives and Outside Directors (the “Plan”). As such counsel, we have made such legal and factual examination and inquiries as we have deemed necessary or appropriate for purposes of this opinion and have made such additional assumptions as are set forth below. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

We, as your counsel, have examined originals or copies of such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Upon the basis of the foregoing, we are of the opinion that the Deferred Compensation Obligations, when issued in accordance with the Plans, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with the terms of the Plan, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, receivership, fraudulent transfer, moratorium or other law relating to or affecting creditors’ rights generally and (b) general principles of equity, regardless of whether enforceability is considered in proceeding at law or in equity.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention of any changes in laws which may hereafter occur.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. The opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP